UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2019

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (206) 701-2000
None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    On February 20, 2019, the Board of Directors of Cray Inc. (“Cray”) authorized an increase in the size of the Board of Directors from eight to nine members, and, upon the recommendation of its Corporate Governance Committee, elected Stephen E. Gold as a director of Cray and a member of the Board’s Strategic Technology Assessment Committee. The election of Mr. Gold was not made pursuant to any arrangement or understanding between him and any other person, and Mr. Gold does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a non-employee director of Cray, Mr. Gold receives compensation in accordance with Cray’s non-employee director compensation practices. This compensation consists of an annual retainer for his service on the Board of Directors in the amount of $50,000. Additionally, upon his appointment, Mr. Gold was granted a fully vested option to purchase 20,000 shares of Cray’s common stock, with an exercise price equal to the fair market value of Cray’s common stock on The Nasdaq Global Market on the trading day immediately prior to the date of the grant. In addition, Cray has entered into an indemnification agreement with Mr. Gold in the same form as previously entered into by Cray with its other non-employee directors.

Item 8.01.     Other Events.

On February 21, 2019, Cray issued a press release announcing the election of Mr. Gold as a director of Cray. The press release is attached to this report as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Cray Inc., dated February 21, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: February 21, 2019

Cray Inc.

By:	/s/ MICHAEL C. PIRAINO
Michael C. Piraino Senior Vice President Administration, General Counsel and Corporate Secretary